UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 24, 2021

CEA INDUSTRIES INC.

(Formerly known as Surna Inc.)

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 South Pierce Avenue, Suite C

Louisville, Colorado 80027

(303) 993-5271(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 993-5271

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	n/a	n/a

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 24, 2021, the Company entered into an employment agreement with Mr. McDonald, the Company’s Chief Executive Officer and President. The initial term of the employment agreement commenced on November 24, 2021, for a one year term that is automatically extended for an additional three years upon completion by the Company of a “qualified offering.” After the initial term (as may be extended), the employment agreement automatically renews for one year periods unless notice of non-renewal is given 90 days prior to the end of the then expiring term. A qualified offering is (A) the closing of a sale of the securities of the Company, whether in a private placement or pursuant to an effective registration statement under the Securities Act of 1933, or (B) the occurrence of an up-listing event (i.e., having the Company’s stock quoted on an alternative trading platform from the Over-the-Counter (OTC) exchange to a major stock exchange).

Mr. McDonald will be paid an annualized base salary of $275,000 per year, which will automatically increase to $350,000 per year upon the completion of a Qualified Offering. The base salary will be reviewed at least annually prior to the end of each calendar year to ascertain whether, in the judgment of the board of directors, it should be increased for the next calendar year. Mr. McDonald is eligible to receive an annual incentive bonus under the Company’s annual incentive compensation plan and policy for each full completed calendar year of employment during the term as determined by the board of directors in its sole discretion. Mr. McDonald will be eligible for an annual target bonus of fifty percent of the base salary. Payment of the annual bonus may be made in the form of cash, stock, or a combination thereof, as determined in the sole discretion of the board of directors. Mr. McDonald will also receive an immediate cash amount of $50,000, payable promptly after the signing of the employment agreement.

Mr. McDonald, at the signing of the employment agreement was issued 1,020,408 shares of common stock, which has an aggregate fair market value of $50,000, and was paid a gross up on that amount for federal state and local income tax. Mr. McDonald was awarded a stock option to purchase 6,790,340 shares of common stock under the 2021 Stock Award Plan, that was approved by shareholders, with an exercise price of $0.049 per share, the price of a share of common stock on the day immediately prior to the signing of the employment agreement. The vesting of the options is at the rate of one-third on each of the date of the signing of the employment agreement and the first and second anniversary of the signing of the employment agreement. The option, once vested, is exercisable for ten years from the date the employment contract was signed. Vesting will be accelerated upon a change of control of the Company and certain termination events.

Mr. McDonald is entitled to participate in the Company employee benefit plans, including any group health and welfare insurance and profit sharing and 401(k) plans that are sponsored generally by the Company for its employees, as may be offered from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. Mr. McDonald will be entitled to vacation, personal days, sick days and expense reimbursement. If Mr. McDonald’s employment is terminated for cause, due to death, due to disability or voluntary resignation, he will be paid his base salary to the date of termination, any unpaid annual bonus, COBRA benefits and any unpaid expense reimbursement. If he is terminated without cause or he resigns for good reason, then he will be paid one year’s base salary, and the annual bonus for that year. The employment agreement has typical activity restrictions for non-solicitation of customers and employees of the Company and covenants for confidentiality, non-competition, inventions and protection of Company intellectual property.

The foregoing is a summary of the employment agreement, which is filed as an exhibit to this Form 8-K. For a full description of the employment agreement, please refer to the filed exhibit.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1* #	Form of Employment Agreement between Mr. Anthony McDonald and the Registrant dated November 24, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith

# Management Compensatory Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2021	SURNA INC.

	By	/s/ Anthony K. McDonald
Anthony K. McDonald
President and Chief Executive Officer

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